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                                                                   EXHIBIT 10.11

                        Change In Control Severance Plan

                            Effective March 15, 2001
                (As amended and restated effective May 7, 2001)

          1. Purpose. The purpose of the Carter-Wallace, Inc. Change In Control
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Severance Plan (the "Plan") is to provide severance benefits to eligible
Employees upon the loss of employment under certain circumstances following a Change in Control.

          2. Definitions. The following definitions are applicable for purposes
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of the Plan:

     "Base Salary" means, with respect to Exempt Employees, such Employee's annualized salary expressed as a weekly rate, excluding bonus or commission; with respect to salaried Non-Exempt Employees, such Employee's annualized salary expressed as a weekly rate, excluding overtime pay; and with respect to hourly Non-Exempt Employees, such Employee's hourly rate of pay multiplied by the number of regularly scheduled hours per week, excluding overtime pay.

     "Board" means the Board of Directors of the Company.

     "Cause" means:
     (a) the willful and continued failure by the Employee to substantially perform his or her duties with the Company after a written demand for substantial performance is delivered to the Employee by the Company which specifically identifies the manner in which the Company believes that the Employee has not substantially performed his or her duties; or
     (b) the willful engaging by the Employee in illegal conduct or gross misconduct which is demonstrably injurious to the Company.

     "Change in Control" means the occurrence of any one of the following events:
     (a) the consummation of a merger or consolidation of the Company or any subsidiary or subsidiaries owning directly or indirectly all or substantially all of the consolidated assets of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company or a subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or
     b) any other event occurs which the Board detemines, in its discretion, would materially alter the structure of the Company or its ownership.

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    "Committee" means the committee designated by the Company from time to time to administer the Plan.

    "Company" means Carter-Wallace, Inc. and its successors and assigns.

    "Continuous Service" means Continuous Service as would be determined under
    Article 3 of the Carter-Wallace, Inc. Employees Retirement Plan (in effect on the date of a Change in Control), which, for purposes of clarification, shall include employment service with the Company, plus any employment service with any purchaser of the Company's assets or stock or its affiliates as though such service were service with the Company.

    "Disability" means the inability of an Employee for a period of six consecutive months, to render substantially the services required of such Employee by reason of mental or physical impairment, whether resulting from illness, accident or otherwise.

    "Employee" means a regular full-time or regular part-time employee of the Company or its subsidiaries.

    "Exempt Employee" means an Employee with Company salary grade level E-0 through E-17.

    "Good Reason" means:
    (a) any reduction in Base Salary, as in effect prior to the Change in Control;
    (b) a requirement to relocate the Participant's principal place of employment more than 45 miles from where his or her principal place of employment is located immediately prior to the Change in Control; or
    (c) during the bonus year during which the Change in Control occurs, any material reduction in the Participant's annual bonus opportunity, as in effect prior to the Change in Control, determined as a percentage of Base Salary. For purposes of determining Good Reason under clause (c), only the Participant's bonus opportunity as a percentage of Base Salary as provided under the Company's annual bonus program will be taken into account. The Company shall have complete discretion to establish and amend performance objectives, which shall be reasonably achievable, and to determine whether such objectives have been achieved.

    "Non-Exempt Employee" means an Employee with Company salary grade level N-1 through N-9 or hourly non-union Employees who are not in Company salary grades N-1 through N-9.


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    "Participation" has the meaning set forth in Section 3.

          3. Participation. Each Employee who is on the United State payroll
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immediately prior to a Change in Control shall be a "Participant" in the Plan, other than Employees subject to a collective bargaining agreement with the Company.

          4. Entitlement to Severance Benefits. (a) Subject to the provisions of
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Sections 4(b) and (c), if a Participant's employment is terminated within two years following a Change in Control either (i) by the Company other than for Cause or Disability or (ii) by the Participant due to Good Reason, then the Participant shall be entitled to receive the severance benefits determined in accordance with Section 5 below.

     (b) No Participant shall be entitled to severance benefits if (i)(A) such Participant's termination of employment by the Company is a result of a transfer of employment to an affiliate of the Company, or a transfer by operation of law to a purchaser of the Company's assets or stock (or any subsequent purchaser) or any of its affiliates, or (B) such Participant is offered a transfer of employment to a successor in interest of the Company or any of its businesses (including, but not limited to, a transfer of employment to a purchaser of all or part of the assets of the Company), (ii) the conditions of the transferred employment would not otherwise entitle the Participant to terminate for Good Reason (or the Participant agrees to accept such noncomparable employment offer, even if it would otherwise have permitted him or her to terminate for Good Reason), and (iii) such affiliate, purchaser (or any subsequent purchaser) or its affiliates expressly assumes the obligations to the Participants under the Plan (which can be done in an agreement with the Company) in respect of any termination of employment following the transfer set forth above, including due to Good Reason, that would otherwise entitle the Participant to severance benefits under Section 4(a) above; provided
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          that if the Participant accepts an employment offer with a lower Base
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          Salary, reduced bonus opportunity or at a new location, such lower
          Base Salary, reduced bonus opportunity and/or new location shall become the benchmark for determining whether any future termination of employment is for Good Reason, but shall not affect the calculation of severance benefits under Section 5.

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     (c)  Before a severance benefit under this Plan is paid, the Company may require a Participant to sign a waiver and release of any claims against the Company, its successors and assigns, and purchaser(s) of all or part of the assets of the Company.

          5. Severance Benefits. If a Participant becomes entitled to severance
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benefits in accordance with the provisions of Section 4, then he or she shall be entitled to:

     (a) a lump sum cash payment, within ten (10) days of termination of employment, equal to:
          (i) For Exempt Employees, four (4) weeks' Base Salary (based on the higher of the Employee's Base Salary immediately prior to the Change in Control or the Employee's Base Salary at the termination of employment), excluding bonuses or any other incentive compensation, multiplied by the number of his or her years of Continuous Service (including fractional years); provided, however, that no Exempt
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          Employee shall receive such severance pay for less than 8 weeks or more than 104 weeks; and

          (ii) For Non-Exempt Employees, two (2) weeks' Base Salary (based on the higher of the Employee's Base Salary immediately prior to Change in Control or the Employee's Base Salary at the termination of employment), excluding bonuses or any other incentive compensation and overtime pay, multiplied by the number of years of Continuous Service (including fractional years); provided, however, that no Non-Exempt
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          Employee shall receive such severance pay for less than 4 weeks or more than 78 weeks;

     (b) Compensation earned through the date of termination (including payment for earned but unused vacation), but unpaid as of such date; and

     (c) Continued participation (or equivalent coverage) under the Company's welfare plans providing medical and dental coverage, for the number of weeks of severance pay as provided in (a)(i) or (a)(ii) above but in any event not to exceed one year, under those plans in which such Employee participated on the date when employment is terminated, on the same basis as in effect on such date (including required Employee contributions, if any), such period to be followed by the remaining period of COBRA continuation coverage for which the cost shall be borne by the Employee if the Employee so elects such continued coverage,




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                 provided, however, that amounts and benefits payable under
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                 this Section 5(a), 5(b) and 5(c) shall offset (or be offset
                 by) severance amounts and benefits due to the Employee under any individual employment agreement or change in control severance agreement in such a manner that such Employee receives the greater of the amounts and benefits payable under such individual agreement or the amounts and benefits payable under this Plan, without duplication of benefit; and provided, further, that any benefit otherwise due hereunder shall be offset and reduced by any WARN Act, plant closing, statutory, or other legally mandated severance benefit to which a Participant may be entitled.

          6.     Withholding. The Company shall have the right to deduct from
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all severance payments hereunder any taxes required by law to be withheld therefrom.

          7.     No Right to Employment. Nothing in this Plan shall be construed
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as giving any person the right to be retained in the employment of the Company, nor shall it affect the right of the Company to dismiss an Employee without any liability except as provided in the Plan.

          8.     Legal Fees. The Company shall reimburse reasonable legal fees
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and related expenses incurred by the Employee in seeking to obtain or enforce any payment, benefit or right provided by this Plan after a Change in Control, unless the Company substantially prevails in respect of such claim.

          9.     Amendment and Termination. The Company may amend or terminate
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the Plan at any time prior to a Change in Control. After a Change in Control, neither the Company nor any successor to the Company's obligations under the Plan shall amend or terminate the Plan for a period of two years after a Change in Control without the written consent of a majority of the Employees of the Company who, as of the date of a Change in Control, are eligible for severance benefits under the Plan under Section 3.

          10.    Governing Law. The interpretation, construction and performance
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of the Plan shall be governed by, and construed in accordance with, the laws of the State of New York, except to the extent such laws are preempted by the Employee Retirement Income Act of 1974, as amended ("ERISA").

          11.    Administration. The Plan shall be administered by the
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Committee. The Committee shall have the power to: (i) interpret the plan, (ii)
make determinations under the Plan and (iii) promulgate rules it deems necessary or desirable for the administration of the Plan.

          12.    Claims Procedure. Consistent with requirements of ERISA and
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the regulations thereunder, the Company shall provide an adequate written notice to a claimant whose claim for severance benefits has been denied within 30 days from the

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receipt of the claim. The notice shall specify the reasons for the denial in a manner calculated to be understood by the claimant, and shall inform the claimant of the opportunity to have the Company conduct a full and fair review of the decision denying the claim. Within 60 days from the receipt of a written notice of claim denial, the claimant may submit a written request for review to the Company's manager of human resources.

          13.  Non-assignability. Benefits under the Plan may not be assigned by
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the Employee. The terms and conditions of the Plan shall be binding on the successors and assigns of the Company.


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